Exhibit 99.2

Prospect Capital Declares its 58th, 59th, 60th, and 61st Consecutive Cash Distributions to Shareholders, Aggregating More Than $785 Million in Cumulative Distributions to Shareholders Since 2004

NEW YORK — (Market Wire) — May 6, 2013 — Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) announced today that Prospect has declared monthly cash distributions to shareholders in the following amounts and with the following record and payment dates:

11.0125 cents per share for May 2013 (record date of May 31, 2013 and payment date of June 20, 2013);

11.0150 cents per share for June 2013 (record date of June 28, 2013 and payment date of July 18, 2013);

11.0175 cents per share for July 2013 (record date of July 31, 2013 and payment date of August 22, 2013); and

11.0200 cents per share for August 2013 (record date of August 30, 2013 and payment date of September 19, 2013).

These distributions mark Prospect’s 58th, 59th, 60th, and 61st consecutive cash distributions to shareholders.

Based on past distributions and assuming its current share count for upcoming distributions, Prospect since inception through its August 2013 distribution will have distributed more than $11.49 per share to original shareholders and over $785 million in cumulative distributions to all shareholders.

Prospect expects to declare its September 2013 and October 2013 distributions in August 2013.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual developments and results are highly likely to vary materially from any forward-looking statements.  Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer

grier@prospectstreet.com

Telephone (212) 448-0702